                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                  ENRON CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                                  [ENRON LOGO]

                                  ENRON CORP.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 2, 2000

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of Enron Corp. ("Enron") will be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m. Houston time on Tuesday, May 2, 2000, for the following purposes:

     1. To elect eighteen directors of Enron to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as Enron's auditors for the year ending December 31, 2000;

     3. To consider a shareholder proposal from Brent Blackwelder, President, Friends of the Earth Action;

     4. To consider a shareholder proposal from Dr. Julia M. Wershing; and

     5. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

     Holders of record of Enron Common Stock and Cumulative Second Preferred Convertible Stock at the close of business on March 3, 2000, will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

     Shareholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                            By Order of the Board of Directors,

                                            REBECCA C. CARTER
                                            Senior Vice President,
                                            Board Communications and Secretary

Houston, Texas
March 28, 2000

                                  [ENRON LOGO]

                                  ENRON CORP.

                                PROXY STATEMENT

     The enclosed form of proxy is solicited by the Board of Directors of Enron Corp. ("Enron") to be used at the Annual Meeting of Shareholders to be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m. Houston time on Tuesday, May 2, 2000. The mailing address of the principal executive office of Enron is 1400 Smith St., Houston, Texas 77002-7369. This proxy statement and the related proxy are to be first sent or given to the shareholders of Enron on approximately March 28, 2000. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Senior Vice President, Board Communications and Secretary of Enron before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Shareholders attending the meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 3, 2000, of Enron's Common Stock (the "Common Stock") will be entitled to one vote per share on all matters submitted to the meeting. Holders of record at the close of business on March 3, 2000, of Enron's Cumulative Second Preferred Convertible Stock (the "Preferred Convertible Stock") will be entitled to a number of votes per share equal to the conversion rate of 27.304 shares of Common Stock for each share of Preferred Convertible Stock. On March 3, 2000, the record date, there were outstanding and entitled to vote at the annual meeting of shareholders 724,602,226 shares of Common Stock and 1,287,136 shares of Preferred Convertible Stock. There are no other voting securities outstanding. Common Stock and Preferred Convertible Stock are collectively referred to herein as "Voting Stock."

     Enron's annual report to shareholders for the year ended December 31, 1999, including financial statements, is being mailed herewith to all shareholders entitled to vote at the annual meeting. The annual report does not constitute a part of the proxy soliciting material.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the meeting, eighteen directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of Enron. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Voting Stock is required to elect a director. Accordingly, under the Oregon Business Corporation Act and Enron's bylaws, abstentions and "broker non-votes" would not have the same legal effect as a vote withheld with respect to a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy "FOR" the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

[PHOTO]                    ROBERT A. BELFER, 64
                           Director since 1983
                           Mr. Belfer's principal occupation is Chairman and Chief
                           Executive Officer of Belco Oil & Gas Corp., a company formed in 1992. Prior to his resignation in April, 1986 from Belco
                           Petroleum Corporation ("BPC"), a wholly owned subsidiary of
                           Enron, Mr. Belfer served as President and then Chairman of
                           BPC.
---------------------------------------------------------------------------------------

[PHOTO]                    NORMAN P. BLAKE, JR., 58
                           Director since 1993
                           Mr. Blake is the Chief Executive Officer and Secretary
                           General of the United States Olympic Committee. Mr. Blake
                           served as Chairman, President and Chief Executive Officer of the Promus Hotel Corporation from December, 1998 until
                           November, 1999 when it merged with the Hilton Hotels
                           Corporation. From November, 1990 until May, 1998, he served as Chairman, President and Chief Executive Officer of USF&G
                           Corporation until its merger with the St. Paul Companies. He is also a director of Owens-Corning Corporation.
---------------------------------------------------------------------------------------

[PHOTO]                    RONNIE C. CHAN, 50
                           Director since 1996
                           For over nine years, Mr. Chan has been Chairman of Hang Lung
                           Development Limited, a publicly traded Hong Kong based
                           company involved in property development and investment as well as hotel development and management. Mr. Chan also
                           co-founded and is a director of various companies within
                           Morningside/Springfield Group, which invests in private
                           industrial companies internationally and he is also a
                           director of Standard Chartered Bank plc and Motorola, Inc.
---------------------------------------------------------------------------------------


[PHOTO]                    JOHN H. DUNCAN, 72
                           Director since 1985
                           Mr. Duncan's principal occupation has been investments since
                           1990. Mr. Duncan is also a director of EOTT Energy Corp.
                           (the general partner of EOTT Energy Partners, L.P.), Azurix
                           Corp. and Group I Automotive Inc.
---------------------------------------------------------------------------------------

[PHOTO]                    WENDY L. GRAMM, 55
                           Director since 1993
                           Dr. Gramm is an economist and Director of the Regulatory
                           Studies Program of the Mercatus Center at George Mason
                           University. From February, 1988 until January, 1993, Dr.
                           Gramm served as Chairman of the Commodity Futures Trading
                           Commission in Washington, D.C. Dr. Gramm is also a director of IBP, inc., State Farm Insurance Co. and Invesco Funds.
                           Dr. Gramm was also a director of the Chicago Mercantile
                           Exchange until December 31, 1999.
---------------------------------------------------------------------------------------

[PHOTO]                    KEN L. HARRISON, 57
                           Director since 1997
                           Mr. Harrison has served as Chairman of the Board and Chief
                           Executive Officer of Portland General Electric Company since
                           1988. He plans to retire on March 31, 2000. Additionally,
                           Mr. Harrison served as Chairman of Enron Communications,
                           Inc. from its inception in 1996 through November, 1999, and as a Vice Chairman of Enron from July, 1997 to July, 1999.
---------------------------------------------------------------------------------------


[PHOTO]                    ROBERT K. JAEDICKE, 71
                           Director since 1985
                           Dr. Jaedicke is Professor (Emeritus) of Accounting at the
                           Stanford University Graduate School of Business in Stanford,
                           California. He has been on the Stanford University faculty since 1961 and served as Dean from 1983 until 1990. Dr.
                           Jaedicke is also a director of Boise Cascade Corporation,
                           California Water Service Company and GenCorp, Inc. Dr.
                           Jaedicke was also a director of State Farm Insurance Co.
                           until June, 1999.
---------------------------------------------------------------------------------------

[PHOTO]                    KENNETH L. LAY, 57
                           Director since 1985
                           For over fourteen years, Mr. Lay has been Chairman of the
                           Board and Chief Executive Officer of Enron. Mr. Lay is also a director of Eli Lilly and Company, Compaq Computer
                           Corporation, Azurix Corp., EOTT Energy Corp. (the general
                           partner of EOTT Energy Partners, L.P.), Questia Media, Inc.
                           and Trust Company of the West.
---------------------------------------------------------------------------------------

[PHOTO]                    CHARLES A. LEMAISTRE, 76
                           Director since 1985
                           For 18 years, Dr. LeMaistre served as President of the
                           University of Texas M. D. Anderson Cancer Center in Houston,
                           Texas and now holds the position of President Emeritus.
---------------------------------------------------------------------------------------


[PHOTO]                    REBECCA MARK-JUSBASCHE, 45
                           Director since 1999
                           Since July, 1998, Ms. Mark-Jusbasche has served as Chairman and Chief Executive Officer of Azurix Corp., a global water company formed by Enron in 1998. From May, 1998, until July,
                           1999, Ms. Mark-Jusbasche served as a Vice Chairman of Enron.
                           From January, 1996, until March, 1999, Ms. Mark-Jusbasche
                           served as Chairman of Enron International Inc. From January,
                           1996 until May, 1998, Ms. Mark-Jusbasche served as Chief
                           Executive Officer of Enron International Inc. From July,
                           1991 until March, 1998, she served as Chairman and Chief
                           Executive Officer of Enron Development Corp. Ms.
                           Mark-Jusbasche is a member of the Council on Foreign
                           Relations and The Chase Manhattan Corp. National Advisory
                           Board.
---------------------------------------------------------------------------------------

[PHOTO]                    JOHN MENDELSOHN, 63
                           Director since 1999
                           Since July, 1996, Dr. Mendelsohn has served as President of the University of Texas M.D. Anderson Cancer Center. Prior
                           to 1996, Dr. Mendelsohn was Chairman of the Department of
                           Medicine at Memorial Sloan-Kettering Cancer Center in New
                           York. Dr. Mendelsohn is a director of ImClone Systems, Inc.
---------------------------------------------------------------------------------------

[PHOTO]                    JEROME J. MEYER, 62
                           Director since 1997
                           For over eight years, Mr. Meyer served as Chairman and Chief
                           Executive Officer of Tektronix, Inc., an electronics
                           manufacturer located in Wilsonville, Oregon. Currently, Mr.
                           Meyer serves as Chairman and as a director of Tektronix,
                           Inc. He is also a director of Standard Insurance Corp. and
                           Centerspan Communications, Inc.
---------------------------------------------------------------------------------------


[PHOTO]                    PAULO V. FERRAZ PEREIRA, 45
                           Director since 1999
                           For over five years, Mr. Pereira has served as President and
                           Chief Operating Officer of Meridional Financial Group and
                           Managing Director of Group Bozano. Mr. Pereira is the former
                           President and Chief Executive Officer of the State Bank of
                           Rio de Janeiro.
---------------------------------------------------------------------------------------

[PHOTO]                    FRANK SAVAGE, 61
                           Director since 1999
                           Since 1995, Mr. Savage has served as Chairman of Alliance
                           Capital Management International (a division of Alliance
                           Capital Management L.P.). Mr. Savage is also a director of
                           Lockheed Martin Corporation, Alliance Capital Management L.
                           P., Lyondell Chemical Corp. and Qualcomm Corp.
---------------------------------------------------------------------------------------

[PHOTO]                    JEFFREY K. SKILLING, 46
                           Director since 1997
                           Since January, 1997, Mr. Skilling has served as President
                           and Chief Operating Officer of Enron. From January, 1991
                           until December, 1996, he served as Chairman and Chief
                           Executive Officer of Enron North America Corp. and its
                           predecessor companies. Mr. Skilling is also a director of
                           Azurix Corp. and the Houston Branch of the Federal Reserve
                           Bank of Dallas.
---------------------------------------------------------------------------------------


[PHOTO]                    JOHN A. URQUHART, 71
                           Director since 1990
                           Mr. Urquhart serves as Senior Advisor to the Chairman of
                           Enron. From 1991 to 1998, Mr. Urquhart was a Vice Chairman
                           of Enron. Since August, 1991, Mr. Urquhart has also been
                           President of John A. Urquhart Associates, a management
                           consulting firm in Fairfield, Connecticut. He also serves as a director of TECO Energy, Inc., Hubbell, Inc., The Weir
                           Group, plc and Catalytica Inc.
---------------------------------------------------------------------------------------

[PHOTO]                    JOHN WAKEHAM, 67
                           Director since 1994
                           Lord Wakeham is a retired former U.K. Secretary of State for
                           Energy and Leader of the Houses of Commons and Lords. He
                           served as a Member of Parliament from 1974 until his
                           retirement from the House of Commons in April, 1992. Prior to his government service, Lord Wakeham managed a large
                           private practice as a chartered accountant. He is currently
                           Chairman of the Press Complaints Commission in the U.K. and
                           chairman or director of a number of publicly traded U.K.
                           companies. Lord Wakeham is also a director of Azurix Corp.
---------------------------------------------------------------------------------------

[PHOTO]                    HERBERT S. WINOKUR, JR., 56
                           Director since 1985
                           Mr. Winokur is Chairman and Chief Executive Officer of
                           Capricorn Holdings, Inc. (a private investment company) and
                           Managing General Partner of Capricorn Investors, L.P.,
                           Capricorn Investors II, L.P. and Capricorn Investors III,
                           L.P., partnerships concentrating on investments in
                           restructure situations, organized by Mr. Winokur in 1987,
                           1994, and 1999, respectively. Prior to his current
                           appointment, Mr. Winokur was Senior Executive Vice President and a director of Penn Central Corporation. Mr. Winokur is also a director of Azurix Corp., The WMF Group, Ltd., Mrs.
                           Fields' Holding Company, Inc., CCC Information Services
                           Group, Inc. and DynCorp.
---------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of February 15, 2000, Enron knows of no one who beneficially owns in excess of 5% of a class of Enron's Voting Stock except as set forth in the table below:

                                                                AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                     ---------------------------------------------------------------
                                                                                           SOLE
                                                                                          VOTING
                                                        SOLE             SHARED             AND
                                                       VOTING            VOTING           LIMITED
                                                         AND              AND              OR NO                           PERCENT
TITLE OF CLASS              NAME AND ADDRESS         INVESTMENT        INVESTMENT       INVESTMENT                           OF
OF STOCK                   OF BENEFICIAL OWNER          POWER            POWER             POWER            OTHER           CLASS
--------------             -------------------       ----------        ----------       ----------          -----          -------
Common                 Robert A. Belfer               8,431,967(1)(2)    138,731(3)       23,599(4)(5)                       1.18
Preferred              767 Fifth Avenue
 Convertible           New York, NY 10153               214,580            4,627(6)                                         17.02
Common                 Janus Capital Corporation     59,411,555(7)                                                           8.21
Preferred              100 Fillmore Street
 Convertible           Denver, CO 80206-4923
Common                 Mr. and Mrs. Lawrence Ruben    7,936,026(8)     2,543,857(9)                                          1.43
Preferred              600 Madison Avenue
 Convertible           New York, NY 10022               237,968(10)       46,097(11)                                        22.06
Common                 Jack Saltz                     2,850,084(12)    1,625,815(13)                                         *
Preferred              767 Fifth Avenue
 Convertible           New York, NY 10153                70,197           57,159(14)                                         9.89
Common                 Enron Corp.                                                                        17,237,322(15)     2.38
Preferred              Savings Plan
 Convertible                                                                                                  70,000(15)     5.44

---------------

  *  Less than 1%.

 (1) Includes 5,858,892 shares that would be acquired upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with sole voting and investment power.

 (2) Includes 25,728 shares of Common Stock that are subject to stock options exercisable within 60 days after February 15, 2000, which number is included in the number of shares shown as beneficially owned as of such date.

 (3) Includes 12,360 shares held by Mr. Belfer's wife and 35 shares owned by a limited partnership in which Mr. Belfer is the grantor. Also includes 126,336 shares that would be acquired upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with shared voting and investment power.

 (4) Includes restricted shares of Common Stock held under Enron's 1991 Stock Plan (the "1991 Stock Plan"). Participants in the 1991 Stock Plan have sole voting power and no investment power for restricted shares awarded under the 1991 Stock Plan until such shares vest in accordance with 1991 Stock Plan provisions. After vesting, the participant has sole investment and voting powers.

 (5) Includes shares held under Enron's Savings Plan (the "Savings Plan"). Participants in the Savings Plan instruct the Savings Plan Trustee as to how the participant's shares should be voted. Additionally, participants have limited investment power with respect to shares in the Savings Plan.

 (6) Includes 4,000 shares held by a charitable trust in which Mr. Belfer's son is trustee; 625 shares held by Mr. Belfer's wife; and two shares held by a trust in which Mr. Belfer is co-trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (7) Mr. Thomas H. Bailey, ten percent (10%) owner and President and Chairman of Janus Capital Corporation, may be deemed the beneficial owner of the Janus Capital Corporation shares because of such stock ownership and positions.

 (8) Includes 25 shares held by Mrs. Ruben as trustee for their son and 122,400 shares held by Mrs. Ruben as trustee for a charitable trust. Also includes 6,497,478 shares that would be acquired upon the conversion of the Preferred Convertible Stock.

 (9) Includes 131,574 shares held by Mr. Ruben as co-trustee for his children; 641,560 shares held by Mr. Ruben as co-trustee for his nieces and nephews; 115,105 shares held by a trust in which Mr. Ruben is co-trustee; 59,186 shares held by a trust in which Mrs. Ruben is co-trustee; and 337,800 shares held by charitable foundations in which Mr. and Mrs. Ruben have no pecuniary interest. Also includes 1,258,632 shares that would be acquired upon the conversion of the Preferred Convertible Stock.

(10) Includes 44,807 shares held by Mrs. Ruben as trustee for her children and 3,600 shares held by Mrs. Ruben as trustee for a charitable trust.

                                              (Notes continue on following page)

(11) Includes 11,051 shares held by Mr. Ruben as co-trustee for his nieces and nephews, in which shares Mr. Ruben has no pecuniary interest; 33,973 shares held by a limited partnership in which Mrs. Ruben is a managing member of the general partnership, but has no pecuniary interest; 73 shares held by a limited liability company in which Mrs. Ruben is a managing member, but has no pecuniary interest; and 1,000 shares held by charitable foundations in which Mr. and Mrs. Ruben have no pecuniary interest.

(12) Includes 1,916,659 shares that would be acquired upon the conversion of the Preferred Convertible Stock.

(13) Includes 5,250 shares held by Mr. Saltz's wife; 42,150 shares held by Mr. Saltz's wife as trustee for their children and 17,746 shares held by a charitable foundation in which Mr. Saltz has no pecuniary interest. Also includes 1,560,669 shares that would be acquired upon the conversion of the Preferred Convertible Stock.

(14) Includes 55,185 shares held by Mr. Saltz's wife as trustee for their children and 1,974 shares held by a charitable foundation in which Mr. Saltz has no pecuniary interest.

(15) Pursuant to the terms of the Savings Plan, shares allocated to employee accounts are voted by the Savings Plan trustee as instructed by the employees. If the trustee receives no voting directions from the respective employees, then all such shares are to be voted by the trustee in the same proportion as the allocated shares that are voted by employees. Includes 1,911,280 shares of Common Stock that would be acquired upon the conversion of the Preferred Convertible Stock.

STOCK OWNERSHIP OF MANAGEMENT AND BOARD OF DIRECTORS AS OF FEBRUARY 15, 2000

                                                                               AMOUNT AND NATURE OF
                                                                               BENEFICIAL OWNERSHIP
                                                                     ----------------------------------------
                                                                        SOLE         SHARED      SOLE VOTING
                                                                       VOTING        VOTING      AND LIMITED
                                                                        AND           AND           OR NO        PERCENT
                                                                     INVESTMENT    INVESTMENT     INVESTMENT       OF
TITLE OF CLASS                            NAME                        POWER(1)      POWER(1)     POWER(2)(3)      CLASS
--------------                            ----                       ----------    ----------    ------------    -------
Enron Corp.
Common Stock           Robert A. Belfer..........................    8,431,967(4)    138,731(5)      23,599        1.18
                       Norman P. Blake, Jr. .....................       45,946                          180        *
                       Ronnie C. Chan............................       12,424                                     *
                       John H. Duncan............................      168,962        58,000            180        *
                       Joe H. Foy................................       28,020                          180        *
                       Mark A. Frevert...........................    1,073,444                       64,443        *
                       Ken L. Harrison...........................      712,052                       73,439        *
                       Stanley C. Horton.........................      494,360         3,607         37,898        *
                       Robert K. Jaedicke........................       55,552                          180        *
                       Kenneth L. Lay............................    5,351,124     2,396,912(6)     267,486        1.10
                       Charles A. LeMaistre......................       47,812         1,600            180        *
                       Rebecca Mark-Jusbasche....................      523,328                       31,358        *
                       John Mendelsohn...........................        1,648                                     *
                       Jerome J. Meyer...........................       11,600                                     *
                       Frank Savage..............................          550                                     *
                       Jeffrey K. Skilling.......................    2,282,101                      293,480        *
                       Joseph W. Sutton..........................    1,148,488           908        130,795        *
                       John A. Urquhart..........................       78,920                          180        *
                       John Wakeham..............................       14,112                          321        *
                       Herbert S. Winokur, Jr. ..................      104,865        12,000(7)         180        *
                       All directors and executive officers as a
                       group (36 in number)......................   29,110,253(4)  2,624,223(5)   1,681,099        4.47
Enron Corp.
Preferred Convertible
Stock                  Robert A. Belfer..........................      214,580         4,627(8)                   17.02
                       All directors and executive officers as a
                       group (36 in number)......................      214,580         4,627                      17.02
EOTT Energy
Partners, L.P.
Common Units           Norman P. Blake, Jr. .....................        1,000                                     *
                       John H. Duncan............................        8,500                                     *
                       Stanley C. Horton.........................       10,000                                     *
                       Kenneth L. Lay............................                      5,000                       *
                       All directors and executive officers as a
                       group (36 in number)......................       19,500         5,000                       *

                                             (Table continues on following page)

                                                                               AMOUNT AND NATURE OF
                                                                               BENEFICIAL OWNERSHIP
                                                                     ----------------------------------------
                                                                        SOLE         SHARED      SOLE VOTING
                                                                       VOTING        VOTING      AND LIMITED
                                                                        AND           AND           OR NO        PERCENT
                                                                     INVESTMENT    INVESTMENT     INVESTMENT       OF
TITLE OF CLASS                            NAME                        POWER(1)      POWER(1)     POWER(2)(3)      CLASS
--------------                            ----                       ----------    ----------    ------------    -------
Northern Border
Partners, L.P.
Common Units           Robert A. Belfer..........................       32,500        18,500(9)                    *
                       Norman P. Blake, Jr. .....................        1,500                                     *
                       Joe H. Foy................................        5,350                                     *
                       All directors and executive officers as a
                       group (36 in number)......................       39,850        18,500                       *
Azurix Corp.
Common Stock           Robert A. Belfer..........................        5,000         5,000                       *
                       John H. Duncan............................       10,000                                     *
                       Joe H. Foy................................        2,000                                     *
                       Ken L. Harrison...........................       10,000                                     *
                       Kenneth L. Lay............................       10,000                                     *
                       Rebecca Mark-Jusbasche....................      555,550(10)                                 *
                       Jeffrey K. Skilling.......................       20,000                                     *
                       Joseph W. Sutton..........................       20,000                                     *
                       John Wakeham..............................        1,000                                     *
                       Herbert S. Winokur, Jr. ..................       22,500                                     *
                       All directors and executive officers as a
                       group (36 in number)......................      658,050(10)     6,000                       *

---------------

  *  Less than 1%.

 (1) The number of shares of Enron Common Stock subject to stock options exercisable within 60 days after February 15, 2000, which number is included in the number of shares shown as beneficially owned as of such date, is as follows: Mr. Belfer, 25,728 shares; Mr. Blake, 32,288 shares; Mr. Chan, 10,176 shares; Mr. Duncan, 41,088 shares, for which he has shared voting and investment power for 38,160 of such shares; Mr. Foy, 2,928 shares; Mr. Frevert, 914,264 shares; Mr. Harrison, 660,285 shares; Mr. Horton, 396,998 shares; Dr. Jaedicke, 39,088 shares; Mr. Lay, 5,534,145 shares, for which he has shared voting and investment power for 1,615,330 of such shares; Dr. LeMaistre, 33,728 shares; Ms. Mark-Jusbasche 395,017 shares; Dr. Mendelsohn, 1,648 shares; Mr. Meyer, 5,008 shares; Mr. Skilling, 1,360,010 shares; Mr. Sutton, 941,515 shares; Mr. Urquhart, 63,728 shares; Lord Wakeham, 12,048 shares; Mr. Winokur, 33,728 shares; and all directors and executive officers as a group (36 in number), 18,158,641 shares.

 (2) Includes restricted shares of Enron Common Stock held under Enron's 1991 and 1994 Stock Plans (the "Plans") for certain individuals. Participants in the Plans have sole voting power and no investment power for restricted shares awarded under the Plans until such shares vest in accordance with the Plans' provisions. After vesting, the participant has sole investment and voting powers.

 (3) Includes shares held under the Savings Plan and/or the Enron Corp. Employee Stock Ownership Plan ("ESOP"). Participants in the Savings Plan instruct the Savings Plan trustee as to how the participant's shares should be voted. Additionally, participants have limited investment power with respect to shares in the Savings Plan. Participants in the ESOP have sole voting power and no investment power prior to distribution of shares from the ESOP. Includes 2,591 shares held by the spouse of Mr. Horton, for which he may be deemed to have shared voting and investment power. Total shares held by the group includes 8,841 shares with shared voting power.

 (4) Includes 5,858,892 shares that would be acquired upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with sole voting and investment power.

 (5) Includes 12,360 shares held by Mr. Belfer's wife and 35 shares owned by a limited partnership in which Mr. Belfer is the grantor. Also includes 126,336 shares that would be acquired upon the conversion of the Preferred Convertible Stock shown in the table as being beneficially owned by Mr. Belfer with shared voting and investment power.

 (6) Includes 482,200 shares held in a charitable foundation in which Mr. Lay has no pecuniary interest.

 (7) Shares held in a charitable foundation in which Mr. Winokur has no pecuniary interest.

 (8) Includes 4,000 shares held by a charitable trust in which Mr. Belfer's son is trustee; 625 shares held by Mr. Belfer's wife and two shares held by a trust in which Mr. Belfer is co-trustee, in all of which shares Mr. Belfer disclaims beneficial ownership.

 (9) Includes 15,500 shares held in trust in which Mr. Belfer's son or wife is trustee or in which Mr. Belfer is trustee or a co-trustee and 3,000 shares held by Mr. Belfer's wife.

(10) The number of shares of Azurix Corp. Common Stock subject to stock options exercisable within 60 days after February 15, 2000, which number is included in the number of shares shown as beneficially owned as of such date, is as follows: Ms. Mark-Jusbasche, 500,000 shares; and all directors and executive officers as a group (36 in number), 500,000 shares.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held five regularly scheduled meetings and nine special meetings during the year ended December 31, 1999. The Executive Committee meets on a less formal basis and may exercise all of the powers of the Board of Directors, except where restricted by Enron's bylaws or by applicable law. During the year ended December 31, 1999, the Executive Committee met ten times. The Executive Committee is currently composed of Messrs. Duncan (Chairman), Belfer, Foy, Lay, LeMaistre, Skilling and Winokur.

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit and Compliance Committee serves as the overseer of Enron's financial reporting, internal controls and compliance processes. At five meetings during the year ended December 31, 1999, the Audit and Compliance Committee met with the independent auditors, as well as, with Enron officers and employees who are responsible for legal, financial and accounting matters. In addition to recommending the appointment of the independent auditors to the Board of Directors, the Audit and Compliance Committee reviews the scope of and fees related to the audit, accounting policies and reporting practices, contract and internal auditing and internal controls, compliance with Enron's policies regarding business conduct and other matters as deemed appropriate. The Audit and Compliance Committee is currently composed of Messrs. Jaedicke (Chairman), Chan, Foy, Mendelsohn, Pereira, Wakeham and Dr. Gramm.

     The Compensation and Management Development Committee's responsibility is to establish Enron's compensation strategy and ensure that the senior executives of Enron and its wholly owned subsidiaries are compensated effectively in a manner consistent with the stated compensation strategy of Enron, internal equity considerations, competitive practices and the requirements of appropriate regulatory bodies. In meeting eight times during the year ended December 31, 1999, the Compensation and Management Development Committee also continued to monitor and approve awards earned pursuant to Enron's comprehensive executive compensation program, monitor Enron's employee benefit programs and review matters relating to management development and management succession. The Compensation and Management Development Committee is currently composed of Messrs. LeMaistre (Chairman), Blake, Duncan, Jaedicke and Savage.

     The Finance Committee serves as a monitor of Enron's finance activities. In meeting five times during the year ended December 31, 1999, the Finance Committee reviewed the financial plans and proposals of management, including equity and debt offerings, changes in stock dividends and the equity repurchase program, changes in the risk management policy, transaction approval process and the policy for approval of guarantees, letters of credit, letters of indemnity, and other support arrangements and recommending action with regard thereto to the Board of Directors. The Finance Committee is currently composed of Messrs. Winokur (Chairman), Belfer, Blake, Chan, Meyer, Pereira, Savage and Urquhart.

     The Nominating and Corporate Governance Committee has oversight for recommendations regarding the size of the Board of Directors, recruiting and recommending candidates for election to the Board of Directors, monitoring the Corporate Governance Guidelines for revision and compliance and periodic evaluation of director independence and performance. This committee met five times during the year ended December 31, 1999. The Nominating and Corporate Governance Committee is currently composed of Messrs. Wakeham (Chairman), Mendelsohn, Meyer and Dr. Gramm.

     During the year ended December 31, 1999, each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which the director served except Ms. Mark-Jusbasche.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Each nonemployee director of Enron receives an annual service fee of $50,000 for serving as a director. No additional fees are paid for serving on committees, except that committee chairs receive an additional $10,000 annually. Meeting fees are $1,250 for each Board of Directors meeting attended and $1,250 for each committee meeting attended. Total directors' fees paid in cash, deferred under the Enron Corp. 1994 Deferral Plan (the "1994 Deferral Plan") or received in a combination of phantom stock units and stock options in lieu of cash under the Enron Corp. 1991 Stock Plan, as amended and restated effective May 4, 1999 (the "1991 Stock Plan"), in 1999 were $1,172,191, or an average of $86,829 per nonemployee director.

     Directors are required to defer 50% of their annual service fee into the Phantom Stock Plan of the 1994 Deferral Plan. In some countries, deferrals into the 1994 Deferral Plan may create adverse tax consequences for the director. In August, 1999, the Compensation and Management Development Committee (the "Committee") approved a change such that upon notification by Enron management of the applicable international tax laws, a director may receive an award of phantom stock units under the 1991 Stock Plan in lieu of mandatory deferrals into the Phantom Stock Account of the 1994 Deferral Plan. A change was subsequently approved allowing Lord Wakeham to receive phantom stock units in lieu of deferrals into the Phantom Stock Account, beginning with 50% of his retainer earned on December 31, 1999, which resulted in a grant of 141 phantom stock units with a value of $6,250. As long as Lord Wakeham does not revoke his election, as of July 1 of each year, the Committee shall approve an award of phantom stock units in a number determined by the Committee that will reflect the value of such portion of the retainer fee that is waived by Lord Wakeham for the calendar year. Such award of phantom stock units will fully vest on the fifth anniversary of the date of grant.

     Directors can elect to receive remaining fees in cash, defer receipt of their fees to a later specified date under the 1994 Deferral Plan or receive their fees in a combination of phantom stock units and stock options in lieu of cash under the 1991 Stock Plan. Participants in the 1994 Deferral Plan may elect to invest their deferrals among several different investment choices. During 1999, nine directors elected to defer fees under the 1994 Deferral Plan. Prior to 1994, directors were able to defer their fees under Enron's 1985 Deferral Plan, which continues to credit interest on account balances based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1997, 1998 and 1999 was the minimum rate of 12%. One director elected to receive stock in lieu of fees in a combination of phantom stock units and stock options according to the terms of the 1991 Stock Plan. During 1999, each nonemployee director received 560 phantom stock units (valued at $37.5938 per unit on the date of grant) and options to purchase 8,240 shares (with an exercise price of $37.5938 per share) according to the terms of the 1991 Stock Plan.

     The 1991 Stock Plan permits nonemployee directors whose ownership of Enron Common Stock would result in a material conflict of interest for business, employment, or professional purposes, to submit an opinion of counsel of such fact to the Committee with a request that such nonemployee director not be eligible to receive further grants under the 1991 Stock Plan and to forfeit all outstanding grants made to such nonemployee director until such time as the Committee is satisfied that such conflicts have been removed or no longer apply. In December, 1998, Dr. Gramm provided to the Committee a written opinion of counsel indicating that her continued participation in the 1991 Stock Plan could be considered a conflict of interest; accordingly, she has chosen not to receive further grants under the 1991 Stock Plan. Therefore, Dr. Gramm did not receive stock options or phantom stock units in 1999. Instead, on behalf of Dr. Gramm, Enron contributed $79,763 (value of phantom stock units and stock options) into her Flexible Deferral Account under the 1994 Deferral Plan.

       REPORT FROM THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

     The Committee of the Board of Directors is responsible for developing the Enron executive compensation philosophy. It is the duty of the Committee to administer the philosophy and its relationship with the compensation paid to the Chief Executive Officer (the "CEO") and each of the other senior executives.

     The basic philosophy behind executive compensation at Enron is to reward executive performance that creates long-term shareholder value. This pay-for-performance tenet is embedded in each aspect of an executive's total compensation package. Additionally, the philosophy is designed to promote teamwork by tying a significant portion of compensation to business unit and Enron performance. Base salaries, annual incentive awards and long-term incentive awards are reviewed periodically to ensure consistency with Enron's total compensation philosophy.

Total Compensation

     All decisions regarding executive compensation are made based upon performance as measured against pre-established objectives and competitive practice as measured, utilizing multiple public and private compensation surveys. Each year, Enron conducts an executive compensation study covering executives in the top corporate and business unit positions. The Committee utilizes the services of Towers Perrin, a consulting firm experienced in executive compensation, to conduct the study. Compensation studies evaluate total direct compensation which is defined as base salary, plus most recent actual annual incentive earned, plus the estimated annualized present value of long-term incentive grants.

     Competitive compensation rates are developed using published and private compensation survey sources. Data from the sources represent similar positions in general industry and industry specific companies, as appropriate. For example, pipeline industry data, where available, is blended with general industry data for Enron Gas Pipeline Group business unit positions; high-technology industry data is blended with general industry data for many Enron Broadband Services positions; trading industry data is blended with general and energy industry data for commercial positions in Enron North America Corp. ("ENA") and Enron's international regions. Market data is reflective of job level and job type and is aligned with corporate or business unit revenues.

     Executives have the opportunity to earn at the 75th percentile or higher level, subject to obtaining performance at the 75th percentile or higher. Higher achievement provides higher value, while lesser performance decreases total compensation. In order to assure that an executive's compensation is tied to performance, more dollars of total compensation are placed at risk, tied to Enron absolute performance and performance relative to the S&P 500 group of companies.

Base Salary

     Base salaries for all positions are targeted at the median of the respective markets. The annual salary increase budget is set to maintain Enron's market position. Base pay, as well as, other compensation components are also reflective of individual performance.

Annual Incentive Awards

     The primary objective of the Annual Incentive Plan is to promote outstanding performance by Enron in absolute terms, as well as in comparison to its peer companies. The Annual Incentive Plan is funded as a percent of recurring after-tax net income as approved by the Committee each year. Payment is based upon Enron's performance against pre-established goals, as well as business unit and individual performance.

     Annual bonus payments are based upon Enron's performance measured against the operating plan as approved by the Board of Directors. Key performance criteria such as funds flow, return on equity, debt reduction, earnings per share improvements, and other relevant factors are considered at the option of the Committee. These criteria are weighted each year based upon priorities and may be changed from year to year. A performance review report is presented to the Committee in January. This report summarizes management's view regarding whether, and to what extent, the key performance criteria were attained. The performance review report also discusses any other significant but unforeseen factors that positively or negatively affected Enron's performance. The Committee verifies Enron's actual recurring after-tax net income, reviews management's funding level recommendation and approves the resulting award fund.

     In 2000, the Annual Incentive Plan will be provided for Section 16 officers as defined by the Securities Exchange Act of 1934, as amended ("the Exchange Act"), and will be funded as a percentage of recurring after-tax net income (not to exceed five percent) as approved by the Committee and the shareholders and is based upon company performance and competitive industry practice. Downward adjustment of the fund is at the sole discretion of the Committee. However, upward adjustment of the fund, over the formula-driven amount, is not allowed. Since the performance goal of Enron is recurring after-tax net income, the fund increases or decreases based on the earnings performance of Enron.

     Business unit performance is measured against the appropriate business unit annual plan. After the Board of Directors determines the overall funding level, the Office of the Chairman determines the allocations for each operating group based on performance. Individual payouts are based on business unit performance and the employee's individual performance as determined through the Performance Review Committee ("PRC") process. Generally, the Committee will review the individual recommendations for key executives and the Office of the Chairman will approve the recommendations for all other participants.

Long-Term Incentive Grants

     Enron's long-term incentive program is designed to tie executive performance directly to the creation of shareholder wealth. Accordingly, in 2000, awards will be made one-half in non-qualified stock options and the other one-half in restricted stock with a performance accelerated vesting feature. The value of an Enron stock option is based upon the value of Enron stock at the time of the grant and other factors, including stock price volatility, dividend rate, option term, vesting schedule, termination provisions and long-term interest rates. A third-party compensation consultant derives the value, which is approved by the Committee. Stock options are granted with a seven-year term, 25% vesting on date of grant and 25% vesting each anniversary date thereafter. Restricted stock cliff vests four years from date of grant. However, vesting can be accelerated based upon Enron's annual cumulative shareholder return relative to the S&P 500.

     Long-term incentive targets are set based on executive compensation survey results and as approved by the Committee. Grants are determined based upon the current PRC assessment. Grants are reviewed and approved by the Office of the Chairman and also by the Committee for Section 16 officers. In the past, the Committee has utilized other long-term compensation vehicles that they deemed appropriate.

     For 1999, long-term grants to corporate and certain operating company executives consisted of stock options and performance based restricted stock. Prior to 1999, Enron granted performance units to corporate and certain operating company executives. The performance units compare Enron's total shareholder return to peer group performance over a four-year period.

Chief Executive Officer Compensation

     As part of an annual review, the Committee applies the executive compensation philosophy to the total compensation package of the CEO and the other senior executives. In 1999, Mr. Lay's base salary was $1,300,000. Mr. Lay has not received a base salary increase since May 1, 1998. Since Mr. Lay's base salary exceeds $1,000,000, base salary in excess of this amount is deferred into Enron's 1994 Deferral Plan to preserve tax deductibility under Section 162(m). (See "Compliance with Internal Revenue Code Section 162(m)" below).

     In recognition of Enron's extremely strong performance during 1999 relative to targeted recurring after-tax net income, Mr. Lay received a cash annual incentive award of $3,900,000. The Committee determined the amount of the annual incentive award taking into consideration the annual performance report presented by management, which reflected an increase in total recurring after-tax net income of 37% from the previous year, Enron's increase in earnings per share of over 18%, and a total shareholder return of 57.3%, compared to 7.7% for Enron's proxy peer group, 20.9% for the S&P 500 and 27% for the Dow Jones Industrial Average. The Committee also considers market data provided by Towers Perrin.

     In January, 2000, Mr. Lay received a long-term incentive award consisting of a grant of stock options, at market value on the date of grant, to acquire 769,235 shares, and a grant of 158,521 shares of restricted stock with performance accelerated vesting features. The stock options have a seven-year term and are 25% vested on the date of grant with 25% vesting on each anniversary of the date of grant for three years. The restricted stock will vest and be released on January 31, 2004. Accelerated vesting may occur if Enron's total shareholder return exceeds S&P 500 performance.

     In addition, the accelerated vesting provisions on Mr. Lay's December, 1996 and January, 1997 grants were triggered since Enron's total shareholder return for 1999 was 274% higher than the 1999 S&P 500 performance versus the performance hurdle of 120% of the S&P 500.

     Mr. Lay received a cash payment of $1,218,750 under the Performance Unit Plan for the 1996-1999 performance period. Payments are made under the Performance Unit Plan if Enron's total shareholder return ranks sixth or greater as compared to 11 industry peers, the S&P 500 and 90-day U.S. Treasury Bills for the four-year performance period. During the measurement period from 1996-1999 Enron's return to its shareholders was 142.6% compared with an average of 78.2% for industry peers, and 20.8% for 90-day U.S. Treasury Bills. This performance earned Enron a ranking of second and therefore, the units had a value of $1.50.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company's CEO and four other most highly compensated executive officers, as reported in its proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Enron has structured most aspects of the performance based portion of the compensation for its executive officers (which includes stock option grants, performance units and performance-based annual incentive awards) in a manner that complies with the Code. The following plans were presented and approved by shareholders at the Annual Meetings of Shareholders in the years as indicated: the Amended and Restated 1991 Stock Plan (1994, 1997 and 1999), the Amended and Restated Performance Unit Plan (1994 and 1995) and the Annual Incentive Plan (1994 and 1999).

Summary

     The Committee focuses on ensuring there is a strong link between the success of the shareholder and the rewards of the executives. This success is evidenced by the increase in shareholder value from 1990 to 1999, during which time a shareholder who invested $100 in Enron Common Stock would have received $789, or a 689% increase in value, compared to 423% for the S&P 500 and 262% for industry peers. The Committee believes that with the present plan designs, management will continue to strive to increase shareholder value.

Compensation and Management Development Committee

Charles A. LeMaistre (Chairman)
Norman P. Blake, Jr.
John H. Duncan
Robert K. Jaedicke
Frank Savage

COMPARATIVE STOCK PERFORMANCE

     As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph below was prepared based upon the following assumptions:

        1. $100 was invested in Enron Common Stock, the S&P 500 and the peer group as referenced below on December 31, 1994.

        2. The peer group investments are weighted based on the market capitalization of each individual company within the peer group at the beginning of each year and the trading activity of the stock of each individual company during the year.

        3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise Enron's original peer group are as follows: BG Group plc; BP Amoco Corporation (through January 4, 1999); The Coastal Corporation; Columbia Energy Group; Consolidated Natural Gas Company; Duke Energy Corporation; Dynegy Inc.; El Paso Energy Corporation; Occidental Petroleum Corporation; Sonat Inc. (through October 25, 1999); and The Williams Companies, Inc.

     As a result of mergers and divestitures in 1998 and 1999, the following peer group changes have been made: BP Amoco Corporation, due to its merger with British Petroleum, has been replaced by PG&E Corporation; Sonat Inc., due to its merger with El Paso Energy Corporation, has been replaced by The AES Corporation.

     Accordingly, the companies that comprise Enron's current peer group are as follows: The AES Corporation; BG Group plc; The Coastal Corporation; Columbia Energy Group; Consolidated Natural Gas Company; Duke Energy Corporation; Dynegy Inc.; El Paso Energy Corporation; Occidental Petroleum Corporation; PG&E Corporation; and The Williams Companies, Inc.

     Although this method of calculating shareholder return differs from the method that Enron uses for purposes of its Performance Unit Plan, it does display a similar trend.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      Enron Corp., S&P 500 and Peer Group
                (Performance Results Through December 31, 1999)

[PEFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                       1994         1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------------------------
 Enron Corp.                         $100.00      $127.92      $147.81      $145.80      $204.17      $321.91
 S&P 500                             $100.00      $137.50      $169.47      $226.03      $290.22      $349.08
 Peer Group - Original               $100.00      $117.31      $139.47      $178.68      $217.06      $223.03
 Peer Group - Current                $100.00      $113.21      $128.45      $189.84      $210.27      $214.53

     On a ten-year basis, $100 invested in Enron Common Stock on December 31, 1989, would provide a return to shareholders of 689% through December 31, 1999 as compared to an investment in the S&P 500, which would yield a return of 423%, or Enron's peer groups which would yield a return of 262% for the same time period.

     In July, 1999, Enron announced a 2-for-1 stock split which became effective on August 13, 1999. All references to stock options and restricted stock in the compensation tables, supporting footnotes, contracts and other transactions sections reflect the 2-for-1 stock split.

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of Enron's last three fiscal years to Enron's Chief Executive Officer and each of Enron's four other most highly compensated executive officers (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                                       ALL OTHER
                                          ANNUAL COMPENSATION                      LONG-TERM COMPENSATION             COMPENSATION
                                 --------------------------------------   -----------------------------------------   ------------
                                                              OTHER       RESTRICTED      SECURITIES
                                                              ANNUAL         STOCK        UNDERLYING        LTIP
    NAME & PRINCIPAL               SALARY       BONUS      COMPENSATION     AWARDS         OPTIONS/       PAYOUTS
        POSITION          YEAR       $            $           ($)(1)        ($)(2)         SARS(#)         ($)(3)        ($)(4)
    ----------------      ----   ----------   ----------   ------------   -----------     ----------     ----------   ------------
Kenneth L. Lay
Chairman of the Board     1999   $1,300,000   $3,900,000    $  206,716    $        --     1,300,000      $       --     $560,046
and Chief Executive       1998   $1,266,667   $3,150,000    $  160,292    $ 3,883,503(5)    749,630(12)  $       --     $554,904
Officer, Enron            1997   $1,200,000   $  475,000    $  228,847    $        --     1,900,920(13)  $       --     $545,264
Jeffrey K. Skilling       1999   $  850,000   $3,000,000    $   51,701    $        --     1,000,000      $       --     $116,342
President and Chief       1998   $  816,667   $2,250,000    $   23,949    $ 1,764,544(5)    586,330(12)  $       --     $114,055
Operating Officer, Enron  1997   $  750,000   $  450,000    $   22,525    $10,230,268(6)  2,000,000(13)  $       --     $107,673
                          1999   $  626,942   $2,100,000    $   43,044    $ 7,586,284(7)    597,580      $1,537,767     $762,168
Joseph W. Sutton          1998   $  512,084   $1,212,250    $   13,500    $        --       548,780(14)  $2,940,860     $116,088
Vice Chairman, Enron      1997   $  442,709   $1,089,500    $    8,100    $ 4,354,423(8)    570,966(8)   $1,303,479     $ 47,415
Mark A. Frevert
Chairman and Chief        1999   $  513,333   $1,300,000    $1,670,356    $        --       201,905      $       --     $198,203
Executive Officer, Enron  1998   $  458,337   $1,000,000    $  612,258    $ 2,390,004(9)    697,550(9)   $       --     $390,917
Europe, Ltd.              1997   $  400,008   $1,000,000    $  651,942    $ 2,057,545(10)   492,516(10)  $       --     $289,267
Stanley C. Horton                                                         $        --
Chairman and Chief        1999   $  513,333   $1,000,000    $   15,000    $ 1,002,548(5,         --      $       --     $  7,078
Executive Officer, Enron  1998   $  491,667   $  700,000    $   14,300               11)     91,260(12)  $       --     $ 13,362
Gas Pipeline Group        1997   $  461,667   $  250,000    $   19,537    $        --       291,790(15)  $       --     $  1,103

---------------

 (1) Includes perquisites and other personal benefits if value is greater than the lesser of $50,000 or 10% of reported salary and bonus. Personal plane usage of $192,847, $107,548 and $159,344 has been reported for Mr. Lay in 1997, 1998 and 1999, respectively. Mr. Frevert is currently on an expatriate assignment, and has received payments to cover additional tax liabilities of $646,362, $600,258 and $1,655,088 in 1997, 1998 and 1999,
     respectively. Also, Enron maintains three deferral plans for key employees under which payment of base salary, annual bonus and long-term incentive awards may be deferred to a later specified date. Under the 1985 Deferral Plan, interest is credited on amounts deferred based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1997, 1998 and 1999 was the minimum rate of 12%. No interest has been reported as Other Annual Compensation under the 1985 Deferral Plan for participating Named Officers because the crediting rates during 1997, 1998, and 1999 did not exceed 120% of the long-term Applicable Federal Rate ("AFR") of 14.38% in effect at the time the 1985 Deferral Plan was implemented. Beginning January of 1996, the 1994 Deferral Plan credits interest based on fund elections chosen by participants. Since earnings on deferred compensation invested in third-party investment vehicles, comparable to mutual funds, need not be reported, no interest has been reported as Other Annual Compensation under the 1994 Deferral Plan during 1997, 1998 and 1999. Other Annual Compensation also includes cash perquisite allowances and cash paid for benefits lost due to statutory and/or plan earnings limits.

 (2) The following is the aggregate total number of shares in unreleased restricted stock holdings and their value as of December 31, 1999 for each of the Named Officers: Mr. Lay, 136,114 shares valued at $6,040,059; Mr. Skilling, 237,284 shares valued at $10,529,478; Mr. Sutton, 281,058 shares valued at $12,471,949; Mr. Frevert, 57,278 shares valued at $2,541,712; and Mr. Horton, 21,030 shares valued at $933,207. In accordance with the provisions of the 1991 Stock Plan, in the event of a "change of control,"

                                              (Notes continue on following page)
     outstanding grants of restricted stock shall become fully vested. Dividend equivalents for all restricted stock awards accrue from date of grant and are paid upon vesting.

 (3) Reflects project completion bonus payments through the Enron Development Corp. Project Participation Plan (the "Project Participation Plan"). Included for Mr. Sutton is a buyout payment of $147,200 in 1997, representing buyout value for Mr. Sutton's Enron Power Corp. phantom appreciation grant.

 (4) The amounts shown include the value as of year-end 1997, 1998 and 1999 of Enron Common Stock allocated during those years to employees' special subaccounts under the Enron Corp. Employee Stock Ownership Plan and 1998 and 1999 matching contributions on employees' Enron Corp. Savings Plan account. Included in 1997, 1998 and 1999 for Mr. Lay is $4,388, $5,109 and $5,950, respectively, that is attributable to term life insurance coverage pursuant to split-dollar life insurance arrangements. Also included in 1997, 1998 and 1999 for Mr. Lay is $275,877, $280,265 and $280,265,
     respectively, which represents the remainder of the annual premium that was provided in exchange for forfeiture by Mr. Lay of post-retirement executive supplemental survivor benefits and executive supplemental retirement benefits. Additionally, included in 1997, 1998 and 1999 for Mr. Lay is $14,999, $16,170 and $17,340, respectively, of imputed income that is attributable to a split-dollar life insurance premium of $250,000 (also included) which is paid annually by Enron on a life insurance policy already owned by Mr. Lay, with recovery of the cost of such premiums upon Mr. Lay's death. Included in 1997, 1998 and 1999 for Mr. Skilling is a cash payment by Enron of $107,673, $110,192 and $109,868, respectively, attributable to term-life insurance coverage pursuant to a split-dollar life insurance arrangement with recovery of the cost of such premiums upon Mr. Skilling's death. Pursuant to Mr. Sutton's employment agreement, he received a $750,000 contribution to his non-qualified deferral plan account. Included in 1997, 1998 and 1999 for Mr. Frevert is $286,383, $385,327 and $182,837, respectively, for allowances and other payments relating to his foreign assignment.

 (5) Represents performance-based restricted stock which was granted in 1998 in lieu of performance units for the 1999-2002 performance period under the Enron Corp. Long-Term Incentive Program. The shares will become vested and will be released on January 31, 2002, however, vesting may be accelerated such that 33 1/3% of the shares will vest and be released on January 31, 2000, January 31, 2001 and January 31, 2002, if earnings targets are achieved in 1999, 2000 and 2001. Since all Enron business units achieved net income targets for 1999, 33 1/3% of the shares vested on January 31, 2000.

 (6) Pursuant to Mr. Skilling's employment agreement and with respect to a promotion and contract extension, he received restricted shares that vest 33 1/3% on October 13, 1998, 33 1/3% on October 13, 1999 and 33 1/3% on
     October 13, 2000.

 (7) Pursuant to Mr. Sutton's employment agreement, he received 32,122 restricted shares on January 31, 1999 that vested 25% on the grant date, and will vest 25% on each anniversary of the grant date. On October 11, 1999 he was awarded 167,878 restricted shares in recognition of his promotion to Vice Chairman of Enron. Of those shares, 43,473 vest four years following the grant date (but may be accelerated contingent upon Enron's cumulative shareholder return relative to the S&P 500) and 124,405 shares vest in increments of 33 1/3% with vesting contingent upon Enron stock reaching a closing price of $60, $68 and $75. The shares vested
     33 1/3% on January 20, 2000, and 33 1/3% on January 21, 2000 (when Enron stock reached a market price of $60 and $68, respectively) and 33 1/3% will vest when Enron stock reaches $75 per share.

 (8) Restricted stock and stock options were granted to Mr. Sutton as a buyout of his fixed participation interests in the Project Participation Plan. The restricted stock and stock options were to vest 20% at grant and 20% per year on each anniversary of the grant date. In consideration of Mr. Sutton's promotion and contract extension initiated during 1998, the vesting schedule was revised such that the remaining 60% of the stock options vested 50% on January 1, 1999 and 50% on January 1, 2000.

 (9) Mr. Frevert's employment agreement, executed in June, 1998, provided for a grant of 400,000 stock options and 97,056 restricted shares on August 10, 1998. Stock options vest 20% on the grant date and 20% on each December 31 thereafter and restricted shares vest 25% on the grant date and 25% on each January 31 thereafter. Mr. Frevert was also granted 297,550 stock options on December 31, 1998 which vest 20% on the grant date and 20% on each anniversary of the grant date.

(10) Restricted stock (8,750 shares) and 79,440 stock options awarded to Mr. Frevert on January 21, 1997 vested 100% on January 21, 2000. On August 11, 1997, he received a grant of 120,000 stock options that vested 33 1/3% on the grant date and 33 1/3% on each anniversary of the grant date and 267,420 stock options that vest 20% on each December 31 following the grant date.

(11) Mr. Horton received an award of 20,064 restricted shares on January 19, 1998, which vest 33 1/3% each on January 31, 1999, January 31, 2000 and January 31, 2001, however, vesting could accelerate 100% on January 31, 1999 if in 1998 Enron exceeded its actual 1997 recurring diluted earnings per share. Enron exceeded its financial objective and 100% of the shares vested on January 31, 1999.

(12) Represents stock options awarded on January 5, 1998 (Mr. Skilling 205,130), and January 19, 1998 (Mr. Lay, 158,980, Mr. Skilling 112,830), which vest 20% on grant date and vest 20% on each anniversary of the grant date. On December 31, 1998, Mr. Lay, Mr. Skilling, and Mr. Horton received stock options (590,650, 268,370 and 91,260, respectively), under the Enron Corp. Long-Term Incentive Program which vest 25% on the grant date and 25% on each anniversary of the grant date.

(13) On January 21, 1997, Mr. Lay and Mr. Skilling elected to receive, or received on a mandatory basis, stock options in lieu of a portion of their cash bonus payments (113,090 and 55,820, respectively). Stock options were 100% vested on the grant date. Mr. Lay's employment agreement provided for a grant of 1,275,000 stock options on January 3, 1997. Twenty percent (20%) vested

                                              (Notes continue on following page)
     on the date of grant and the remaining options vest on November 1, 2003, however, vesting can be accelerated in one-third increments on the remaining options if total shareholder return is at least 120% of the S&P 500 index on an annual basis and/or cumulative basis. The total shareholder return for 1998 and 1999 was at least 120% of the S&P 500 performance, therefore, 26.7% vested on December 31, 1998 and 26.7% vested on December 31, 1999. On December 31, 1997, Mr. Lay received 512,830 stock options under the Enron Corp. Long Term Incentive Program for the 1998-2001 performance period that vest 20% on the grant date and 20% on each anniversary of the grant date. However, in February, 2000, Mr. Lay's employment agreement was amended and all unvested options related to the December 31, 1997 grant vested. Mr. Skilling's employment agreement provided for an award of 1,944,180 stock options and 526,316 restricted shares which were granted on October 13, 1997. Stock options vested 20% on the grant date and 20% on each anniversary of the grant date. The Committee approved accelerated vesting such that 904,866 stock options vested on February 7, 1999 and the remaining options vested as scheduled on October 13, 1999. Mr. Skilling's unrestricted shares vest 33 1/3% on each anniversary of the grant date.

(14) Pursuant to the terms of Mr. Sutton's employment agreement on June 22, 1998 and with respect to a promotion and contract extension, he was granted 200,000 Enron stock options that vest 33 1/3% on May 4, 1999, May 4, 2000 and May 4, 2001 and 200,000 stock options that vest 25% on each anniversary of the grant date. Mr. Sutton also received a grant of 148,780 stock options on December 31, 1998 that vested 25% on December 31, 1999 and will vest 25% on each anniversary of the grant date.

(15) On January 21, 1997, Mr. Horton received a grant for 25,120 stock options which vested 100% on the grant date. On May 5, 1997, he received a grant of 200,000 stock options that vest 20% at grant, and 20% on each anniversary of the grant date. He received an award on December 31, 1997 of 66,670 stock options that vest 20% at grant and 20% on each anniversary of the grant date.

STOCK OPTION GRANTS DURING 1999

     The following table sets forth information with respect to grants of stock options pursuant to the Enron Corp. 1991 Stock Plan to the Named Officers reflected in the Summary Compensation Table. No stock appreciation rights ("SARs") were granted during 1999.

                                    INDIVIDUAL GRANTS
                           ------------------------------------
                             NUMBER
                               OF
                           SECURITIES                                                POTENTIAL REALIZABLE VALUE AT
                           UNDERLYING    % OF TOTAL                                     ASSUMED ANNUAL RATES OF
                            OPTIONS/    OPTIONS/SARS   EXERCISE                         STOCK PRICE APPRECIATION
                              SARS       GRANTED TO    OR BASE                             FOR OPTION TERM(1)
                            GRANTED     EMPLOYEES IN    PRICE     EXPIRATION   ------------------------------------------
          NAME               (#)(2)     FISCAL YEAR     ($/SH)       DATE      0%(3)         5%                 10%
          ----             ----------   ------------   --------   ----------   -----   ---------------    ---------------
Kenneth L. Lay...........   1,300,000(4)     3.77%     $37.1875    12/13/09      $0    $    30,403,125    $    77,047,487
Jeffrey K. Skilling......   1,000,000(4)     2.90%     $41.0625    11/16/09      $0    $    25,823,986    $    65,443,050
Joseph W. Sutton.........     123,290(5)     0.36%     $44.0625      8/9/06      $0    $     2,211,559    $     5,153,873
                              173,335(4)     0.50%     $38.8750    10/11/06      $0    $     2,743,205    $     6,392,834
                              200,000(4)     0.58%     $39.0000    11/19/06      $0    $     3,175,383    $     7,399,993
                              100,955(4)     0.29%     $44.3750    12/31/09      $0    $     2,817,371    $     7,139,772
Mark A. Frevert..........     201,905(6)     0.59%     $44.3750    12/31/09      $0    $     5,634,603    $    14,279,190
All Employee and Director
  Optionees..............  34,446,667(7)      100%     $38.1638(8)       N/A     $0    $ 2,141,370,466(9) $ 3,409,774,586(9)
All Shareholders.........         N/A        N/A            N/A         N/A      $0    $44,480,621,930(9) $70,827,956,490(9)
Optionee Gain as % of
  Gain...................         N/A        N/A            N/A         N/A     N/A              4.81%              4.81%

---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Enron Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of Enron Common Stock.

(2) If a "change of control" (as defined in the 1991 Stock Plan) were to occur before the options become exercisable and are exercised, the vesting described below will be accelerated and all such outstanding options shall be surrendered and the optionee shall receive a cash payment by Enron in an amount equal to the value of the surrendered options (as defined in the 1991 Stock Plan).

                                              (Notes continue on following page)

(3) An appreciation in stock price, which will benefit all shareholders, is required for optionees to receive any gain. A stock price appreciation of 0% would render the option without value to the optionees.

(4) In consideration of employment agreement extensions, the Committee approved stock option awards for Mr. Lay and Mr. Skilling, which vest 25% on the grant date and 25% on each anniversary of the grant date. Pursuant to his agreement and in recognition of his increased responsibilities as Vice Chairman of Enron, Mr. Sutton was awarded 173,335 stock options on October 11, 1999 and 200,000 stock options on November 19, 1999, which vest 25% on the grant date and 25% on each anniversary of the grant date. In addition, in accordance with the terms of his existing agreement, Mr. Sutton received 100,955 stock options on December 31, 1999 that vest 25% on each anniversary of the grant date.

(5) This grant reflects the value paid out from the Project Participation Plan in the form of stock options that vest 100% at the earlier of the date upon which a transfer of the project occurs to an entity (including an Enron entity) resulting in a decrease in Enron's aggregate direct and indirect ownership interest in such project, or six months following the date on which commercial operations commence (whichever is sooner), but not later than December 31, 2002.

(6) Pursuant to the terms of his employment agreement, Mr. Frevert was awarded stock options on December 31, 1999. Options vested 20% on the grant date, and will vest 20% on each anniversary of the grant date.

(7) Includes options awarded on December 31, 1999 under the All Employee Stock Option Program to employees hired during 1999.

(8) Weighted average exercise price of all Enron stock options granted to employees in 1999.

(9) Appreciation for All Employee and Director Optionees is calculated using the maximum allowable option term of ten years, even though in some cases the actual option term is less than ten years. Appreciation for all shareholders is calculated using an assumed ten-year option term, the weighted average exercise price for All Employee and Director Optionees ($38.1638) and the number of shares of Common Stock acquired and outstanding on December 31, 1999.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1999 AND STOCK OPTION/SAR VALUES AS OF DECEMBER 31, 1999

     The following table sets forth information with respect to the Named Officers concerning the exercise of SARs and options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                           OPTIONS/SARS AT               OPTIONS/SARS AT
                           SHARES                         DECEMBER 31, 1999             DECEMBER 31, 1999
                         ACQUIRED ON      VALUE      ---------------------------   ----------------------------
NAME                     EXERCISE(#)    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   ------------   -------------
Kenneth L. Lay.........   1,926,770    $43,845,331    5,486,528      2,725,712     $130,228,958    $44,308,458
Jeffrey K. Skilling....   2,359,448    $46,359,937    1,081,662      1,074,960     $ 20,154,469    $ 9,256,280
Joseph W. Sutton.......     100,000    $ 1,726,803      770,213      1,070,451     $ 15,788,963    $13,243,811
Mark A. Frevert........     305,970    $ 5,517,450      865,133        632,678     $ 18,078,732    $ 9,337,383
Stanley C. Horton......     290,080    $ 5,784,104      441,344        202,296     $ 10,115,077    $ 4,512,113

RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     Enron maintains the Enron Corp. Cash Balance Plan (the "Cash Balance Plan") which is a noncontributory defined benefit pension plan to provide retirement income for employees of Enron and its subsidiaries. Through December 31, 1994, participants in the Cash Balance Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that uses a percentage of final average pay and years of service. In 1995, the Board of Directors adopted an amendment to and restatement of the Cash Balance Plan changing the plan's name from the Enron Corp. Retirement Plan to the Enron Corp. Cash Balance Plan. In connection with a change to the retirement benefit formula, all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of annual base pay beginning January 1, 1996. Under the Cash Balance Plan, each employee's accrued benefit will be credited with interest based on ten-year treasury bond yields. Directors who are not employees are not eligible to participate in the Cash Balance Plan.

     Enron also maintains a noncontributory employee stock ownership plan ("ESOP") which covers all eligible employees. Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Cash Balance Plan prior to December 31, 1994. December 31, 1993 was the final date on which ESOP allocations were made to employees' retirement accounts.

     In addition, Enron has a supplemental retirement plan that is designed to assure payments to certain employees of that retirement income that would be provided under the Cash Balance Plan except for the dollar limitation on accrued benefits imposed by the Code and a pension program for deferral plan participants that provides supplemental retirement benefits equal to any reduction in benefits due to deferral of salary into Enron's Deferral Plans.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels without any salary projection and participation until normal retirement at age 65, with respect to the Named Officers under the provisions of the foregoing retirement plans:

                                                             ESTIMATED
                                                  CURRENT    CREDITED      CURRENT        ESTIMATED
                                                  CREDITED   YEARS OF    COMPENSATION   ANNUAL BENEFIT
                                                  YEARS OF    SERVICE      COVERED       PAYABLE UPON
NAME                                              SERVICE    AT AGE 65     BY PLANS       RETIREMENT
----                                              --------   ---------   ------------   --------------
Kenneth L. Lay..................................    22.9       30.2       $1,300,000       $475,488
Jeffrey K. Skilling.............................     9.4       28.3       $  850,000       $285,033
Joseph W. Sutton................................     7.5       20.2       $  626,942       $115,972
Mark A. Frevert.................................    15.4       35.0       $  513,333       $215,517
Stanley C. Horton...............................    26.0       41.1       $  513,333       $233,111

---------------

NOTE: The estimated annual benefits payable are based on the straight life annuity form without adjustment for any offset applicable to a participant's retirement subaccount in the ESOP.

     Mr. Skilling participates in the Executive Supplemental Survivor Benefit Plan (the "Survivor Benefit Plan"). Mr. Lay has waived his participation in lieu of life insurance premiums. In the event of death after retirement, the Survivor Benefit Plan provides an annual benefit to the participant's spouse equal to 50% of the participant's annual base salary at retirement, paid for ten years. The Survivor Benefit Plan also provides that in the event of death before retirement, the participant's spouse receive an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse (but for no more than 20 years in some cases). Mr. Lay has an agreement which was entered into with Houston Natural Gas Corporation ("HNG") for an annual benefit equal to 30% of his annual base salary upon death before retirement, paid for the life of his spouse. In May, 1999, the Committee approved a trade out of this benefit for an additional split-dollar life insurance policy with premiums to commence in 2000.

SEVERANCE PLANS

     Enron's Severance Pay Plan, as amended, provides for the payment of benefits to employees who are terminated for failing to meet performance objectives or standards or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks of pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the employee may receive an additional severance benefit equal to the severance benefit described above. Under no circumstances will the total severance benefit paid under Enron's Severance Pay Plan exceed 52 weeks of pay. Under Enron's Change of Control Severance Plan, in the event of an unapproved change of control of Enron, any employee who is involuntarily terminated within two years following the change of control will be eligible for severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each five percent of annual incentive award opportunity under any approved plan. The maximum an employee can receive is 2.99 times the employee's average W-2 earnings over the past five years.

                              EMPLOYMENT CONTRACTS

     Mr. Lay entered into an employment agreement with Enron in December, 1996, which, as amended, provides for a minimum salary of $1,300,000, and expires on December 31, 2003. To preserve tax deductibility, any base salary in excess of $1,000,000 must be deferred into Enron's 1994 Deferral Plan. Mr. Lay's employment agreement provided for a grant of 1,275,000 stock options on December 9, 1996. Twenty percent (20%) was vested on the date of grant and the remaining options vest on November 1, 2003, however, vesting can be accelerated in one-third increments if total shareholder return is at least 120% of the S&P 500 index on an annual basis and/or cumulative basis. Enron's total shareholder return for 1998 and 1999 was at least 120% of the S&P 500 performance, therefore, 26.7% vested on December 31, 1998 and 26.7% vested on December 31, 1999. His agreement also provides for a split-dollar life insurance arrangement, whereby Enron will pay five annual premiums of $250,000 on a life insurance policy already owned by Mr. Lay, with recovery of the cost of such premiums upon Mr. Lay's death. Benefits payable under Enron's Deferral Plans and the HNG Deferral Plan in the event of Mr. Lay's termination of employment will be paid as if Mr. Lay had retired from Enron, regardless of the reason for termination. During 1999, Mr. Lay's $4,000,000 interest-bearing line of credit was paid in full. Mr. Lay's agreement was amended and extended through December 31, 2003 and in consideration for the contract extension, Mr. Lay received stock option awards which are referenced in the Summary Compensation and the Stock Option Grants During 1999 tables. In connection with amending Mr. Lay's agreement, he will have a three-year period to exercise stock options for a grant received on December 29, 1995 in the event of his retirement, death or disability. In the event of his termination for any reason (except termination for cause), Mr. Lay will receive amounts prescribed in the agreement, offset against amounts payable under the severance plan maintained by Enron, through the term of the agreement. If severance remuneration payable under the agreement is held to constitute an "excess parachute payment" and Mr. Lay becomes liable for any tax penalties imposed thereon, Enron will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The employment agreement contains noncompete provisions in the event of Mr. Lay's termination of employment.

     Mr. Skilling entered into an employment agreement with Enron in January, 1996, which, as amended, provides for a minimum annual salary of $750,000 and expires on December 31, 2003. In October, 1997, the employment agreement was amended to provide for a $4,000,000 loan to Mr. Skilling, of which $2,000,000 was repaid during 1999. The remaining loan will be forgiven if Mr. Skilling fulfills all the duties and responsibilities under his employment agreement through December 31, 2001 or is involuntarily terminated prior to December 31, 2001. Total accrued interest on the loan in 1999 was $186,479, calculated at an average interest rate of 6.24% (the 1997 mid-term AFR), and such interest has been repaid by Mr. Skilling. As an additional benefit to Mr. Skilling, Enron pays a portion of the annual premiums associated with a split-dollar life insurance policy (for 1999, Enron paid $109,868). The policy is owned by Mr. Skilling, and upon his death Enron will recover the cost of premium payments. This benefit generates no imputed income for Mr. Skilling, as he contributes an amount equal to the annual cost of current life insurance as measured by the insurer's current minimum premium rate for standard risks. The agreement was amended and extended through December 31, 2003 and in consideration for the contract extension, provides for stock option awards which are referenced in the Summary Compensation and the Stock Option Grants During 1999 tables. Further, the amendment stipulates that in the event of involuntary termination, death, or disability, Mr. Skilling will receive amounts prescribed in the agreement, offset against amounts payable under the severance plan maintained by Enron, through the term of the agreement as well as full vesting of all outstanding stock options and restricted stock awards (with the exception of stock options granted on November 16, 1999) as disclosed in the Summary Compensation and Stock Option Grants During 1999 tables. Additionally, the amended agreement stipulates that if severance remuneration payable under the agreement is held to constitute an "excess parachute payment" and Mr. Skilling becomes liable for any tax penalties imposed thereon, Enron will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The employment agreement contains noncompete provisions in the event of Mr. Skilling's termination of employment.

     Mr. Sutton entered into an employment agreement with Enron in June, 1998, which, as amended, provides for a minimum annual salary of $700,000 and expires on June 30, 2003. In accordance with the terms of his existing contract, he will receive annual grants of stock options with a value of $1,060,000 on each December 31, 2000 and December 31, 2001. He received restricted shares with a value of $1,060,000 on January 31, 2000 and he will receive restricted shares with a value of $1,060,000 on January 1, 2001, January 1, 2002 and January 1, 2003. Restricted stock grants are conditioned on Enron meeting at least 80% of its after-tax net income targets for calendar years 1999-2002. Such 80% target is a cumulative percentage over the five-year period (1998-2002) so that if an 80% target is not met for any single year during the 1998-2002 period, Mr. Sutton may become eligible to receive such grant for such a missed year if the cumulative average of such 80% targets for such missed year and prior or subsequent years during the period meets or exceeds the cumulative 80% targets. Shares will vest 25% on the grant date and 25% on each anniversary of the grant date. The agreement was amended and extended through June 30, 2003 and provides for stock options and restricted stock awards which are referenced in the footnotes following the Summary Compensation and the Stock Option Grants During 1999 tables. On each January 31, 2001 through 2003, he will receive 173,335 stock options and 43,473 restricted shares. In January, 2000, he received an award of 25,595 restricted shares, which vested 33 1/3% when Enron stock reached $60 and $68 per share, respectively, and will vest 33 1/3% if Enron stock reaches $75 per share. Further, the amended agreement provides that on each February 15 of calendar years 2000-2003, Enron will contribute $500,000 to Mr. Sutton's 1994 Deferral Plan account. In the event of his involuntary termination, Mr. Sutton will receive amounts prescribed in the agreement through the term of the agreement and beyond, and full vesting of all outstanding grants of stock options and restricted shares such that all unvested shares will become fully vested upon involuntary termination. The employment agreement contains noncompete provisions in the event of Mr. Sutton's termination of employment.

     Mr. Frevert entered into an employment agreement with Enron in June, 1998, that provides for a minimum annual salary of $500,000 and expires on May 31, 2001. Mr. Frevert received stock option and restricted stock awards pursuant to his agreement (see footnotes following the Summary Compensation and the Stock Option Grants During 1999 tables). In the event of his involuntary termination, Mr. Frevert will receive amounts prescribed in the agreement through the term of the agreement. The employment agreement contains noncompete provisions in the event of Mr. Frevert's termination of employment.

     Mr. Horton entered into an agreement with Enron in October, 1996, which, as amended, provides for a minimum annual salary of $520,000 and expires on July 31, 2002. Pursuant to the terms of the agreement, Mr. Horton will receive stock options and restricted stock in January, 2000, January, 2001 and January, 2002 with a grant value totaling $2,000,000 for each year (to be delivered 50% in options and 50% in restricted shares). In the event of his involuntary termination, Mr. Horton will receive amounts prescribed in the agreement through the term of the agreement and beyond. The employment agreement contains noncompete provisions in the event of Mr. Horton's termination of employment.

                              CERTAIN TRANSACTIONS

     Effective August 1, 1991, Enron, Enron Power Corp. (a wholly owned subsidiary of Enron) and John A. Urquhart entered into a Consulting Services Agreement which has been amended several times, the latest of such amendments was effective as of January 1, 2000, to provide for an extension of the agreement through December 31, 2000. Pursuant to the terms of the agreement, Mr. Urquhart serves as Senior Advisor to the Chairman and consults with Enron regarding the development and implementation of an integrated strategic international business plan and other matters concerning international business and operations. The amendment provides for a retainer fee of $33,075 per month for providing up to 90 days of consulting services annually and a daily rate of $4,410 for days in excess of 90 days annually. In August, 1995, the agreement was amended to provide for a grant of 100,000 Enron phantom stock options at a grant price equal to the December 29, 1995, Enron closing stock price, or $19.0625. The phantom shares vested 50% on June 29, 1996, and 50% on December 29, 1996, and were to expire on December 31, 1998. With the extension of Mr. Urquhart's Consulting Services Agreement through December 31, 2000, the expiration date of the 100,000 Enron phantom stock options granted on December 29, 1995 was extended to December 31, 2001. Mr. Urquhart is reimbursed for all reasonable out-of-pocket expenses incurred in performing services under the agreement. The services to be performed by Mr. Urquhart pursuant to the Consulting Services Agreement do not include, and are in addition to, his duties as a director of Enron, and the above compensation is in addition to the remuneration payable to Mr. Urquhart as a member of the Board of Directors of Enron. During 1998 and 1999, Enron paid Mr. Urquhart $410,106 and $531,710, respectively, for services rendered (including reimbursement of expenses) under the Consulting Services Agreement.

     Mr. Urquhart was a director of Enron Renewable Energy Corp. ("EREC") until his resignation on February 23, 2000. On January 2, 1997, Mr. Urquhart was awarded options to purchase 67,495 shares of EREC common stock at a grant price of $15.00, granted in tandem with options to purchase 47,500 shares of Enron Common Stock at an exercise price of $21.31, both of which were awarded at fair market value on the date of grant. The options became 20% vested on the date of grant and were to vest 20% on each anniversary of the date of grant through January 2, 2001. As a result of EREC's recent merger with another subsidiary of Enron, an election event has occurred under the EREC Stock Plan. Accordingly, Mr. Urquhart is required to make an election by April 7, 2000, to either retain his tandem grants of Enron stock options or receive a cash payment for 100% of his vested and unvested EREC stock options. The cash-out of the EREC options or the retention of the Enron options will cancel the tandem options with respect to the other security.

     Effective September 30, 1996, a monthly retainer of $6,000 was approved for payment to Lord John Wakeham in consideration of his services to Enron and its affiliates relating to his advice and counsel on matters relating specifically to European business and operations. The services to be performed by Lord

Wakeham pursuant to this monthly retainer arrangement do not include and are in addition to his duties as a director of Enron and the above compensation is in addition to the remuneration payable to Lord Wakeham as a member of the Board of Directors of Enron. For the year 1999, Enron paid Lord Wakeham $72,000 for services rendered to Enron Europe Limited.

     Enron Property & Services Corp., a subsidiary of Enron, and Lay/Wittenberg Travel Agency in the Park, Inc. ("TAP") are parties to an Agreement for Services under which TAP provides travel arrangements for Enron and its affiliates' employees. The agreement will expire on March 31, 2001. TAP is owned 50% by Sharon Lay, sister of Kenneth L. Lay, Chairman of the Board and Chief Executive Officer of Enron. During 1999, TAP received net revenue in the amount of $245,359 attributable to Enron employee travel.

     Herbert S. Winokur, Jr., a director of Enron, is affiliated with National Tank Company ("NATCO"), a privately owned company that is a provider of wellhead equipment, systems and services used in the production of oil and gas. During the calendar years ended December 31, 1997, 1998 and 1999, NATCO recorded revenues of $1,035,000, $643,793 and $535,682, respectively, from sales to subsidiaries of Enron of oilfield equipment, services and spare parts in the ordinary course of business on terms that Enron believes are no less favorable than the terms of similar arrangements with third parties. Mr. Winokur's affiliation with NATCO arises out of his indirect management of two funds that own NATCO's indirect parent. In addition, Mr. Winokur is a minority limited partner of such funds. Enron believes that its subsidiaries and NATCO will continue to enter into similar arrangements throughout 2000.

     In June, 1999, Enron entered into a series of transactions involving a third party and LJM Cayman, L.P. ("LJM1"). LJM1 is a private investment company that primarily engages in acquiring or investing in energy and communications related investments. Andrew S. Fastow, Executive Vice President and Chief Financial Officer of Enron, is the managing member of LJM1's general partner. The general partner of LJM1 is entitled to receive a percentage of the profits of LJM1 in excess of the general partner's proportion of the total capital contributed to LJM1, depending upon the performance of the investments made by LJM1. The effect of the transactions was (i) Enron and the third party amended certain forward contracts to purchase shares of Enron Common Stock, resulting in Enron having forward contracts to purchase Enron Common Stock at the market price on that day, (ii) LJM1 received 6.8 million shares of Enron Common Stock subject to certain restrictions and (iii) Enron received a note receivable and certain financial instruments hedging an investment held by Enron. Enron recorded the assets received and equity transferred at estimated fair value. In connection with the transactions, LJM1 agreed that Mr. Fastow would have no pecuniary interest in such Enron Common Stock and would be restricted from voting on matters related to such shares. LJM1 repaid the note receivable in December, 1999. Management believes that the terms of the transactions were reasonable and no less favorable than the terms of similar arrangements with unrelated third parties.

     In the second half of 1999, Enron entered into eight transactions with LJM1 and LJM2 Co-Investment, L.P. ("LJM2"). LJM2 is a private investment company that primarily engages in acquiring or investing in energy and communications related investments. Mr. Fastow is the managing member of LJM2's general partner. The general partner of LJM2 is entitled to receive a percentage of the profits of LJM2 in excess of the general partner's proportion of the total capital contributed to LJM2, depending upon the performance of the investments made by LJM2. In six of these transactions, LJM1 and/or LJM2 acquired various debt and equity securities of certain Enron subsidiaries and affiliates that were directly or indirectly engaged in the domestic and/or international energy business. The aggregate consideration agreed to be paid to Enron pursuant to these six transactions was approximately $119.3 million. In the seventh transaction, LJM2 paid $12.9 million for an equity interest in an Enron securitization vehicle (that owned approximately $300 million of merchant assets) and loaned $19.6 million to such vehicle. In the eighth transaction, LJM2 borrowed $38.5 million from an Enron affiliate, which loan was outstanding at year end. These transactions occurred in the ordinary course of Enron's business and were negotiated on an arm's length basis with senior officers of Enron other than Mr. Fastow. Management believes that the terms of the transactions were reasonable and no less favorable than the terms of similar arrangements with unrelated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Belco Oil & Gas Corp. ("BOGC") entered into natural gas and crude oil commodity swap agreements and option agreements with ENA. BOGC is a publicly traded corporation, approximately 77% of the outstanding common stock of which is owned by Robert A. Belfer and members of his family. These agreements were entered into in the ordinary course of business of ENA and are on terms that ENA believes are no less favorable than the terms of similar arrangements with third parties. Pursuant to the terms of these agreements, in 1999, ENA received from BOGC a net amount of approximately $5,180,000 in settlement and paid to BOGC an approximate net amount of $1,115,000 in option premiums. The amount of future payments (as well as whether payments are made by ENA to BOGC or vice versa) is affected by fluctuations in energy commodity prices. Enron believes that BOGC and ENA will continue to enter into similar arrangements throughout 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Enron's officers, directors and persons who own more than 10% of the Common Stock or the Preferred Convertible Stock to file with the SEC reports of ownership and changes in ownership concerning the Common Stock or the Preferred Convertible Stock and to furnish Enron with copies of all Section 16(a) forms they file. Based upon Enron's review of the Section 16(a) filings that have been received by Enron, Enron believes that all filings required to be made under Section 16(a) during 1999 were timely made, except that Ronnie C. Chan did not timely file one report containing two transactions, and Frank Savage did not timely file one report containing one transaction.

                                    ITEM 2.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit and Compliance Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of Enron for the year ending December 31, 2000.

     The appointment of Arthur Andersen LLP as auditors of Enron will be ratified at the Annual Meeting if the number of votes cast in favor of ratification exceeds the number of votes cast opposing it. Under Oregon law, abstentions and broker non-votes will not be counted for or against this proposal.

     The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" ratification of Arthur Andersen LLP as the auditors of Enron.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders on May 2, 2000, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                                    ITEM 3.

            SHAREHOLDER PROPOSAL FROM BRENT BLACKWELDER, PRESIDENT,
                          FRIENDS OF THE EARTH ACTION

PROPOSAL:

     The shareholders request that the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, analyzing the biodiversity and human rights impacts of Enron's operations worldwide, with an eye towards developing policies addressing these issues.

STATEMENT OF SUPPORT:

     As an international energy company with operations in environmentally and politically sensitive areas, issues such as environment and human rights are critical to Enron from a regulatory, business, and ethical perspective. We believe that without a clear understanding of important environmental and human rights issues, our company may expose itself to unnecessary risks, endanger its reputation as an environmental leader, and pass up the opportunities, financing and recognition that responsible corporate citizenship provides.

     Enron recognizes the growing international concern over climate change, and is expanding its wind energy business, a move that positions our company well for the future. Enron's leadership in this sector has earned accolades from environmental groups, while creating business and shareholder benefits. For example, when Patagonia, Inc. decided to source 100% of its electricity from wind energy, Enron won the contract to provide the retailer with its California energy needs. (Patagonia press release, 7/6/98)

     We welcome Enron's commitment to climate change, but we do not believe that Enron has yet demonstrated an understanding of and a policy commitment towards other important issues, such as biodiversity and human rights.

     In one case, Enron relocated a proposed wind farm to minimize potential threats to the endangered California condor. (National Audubon Society press release 11/3/99)

     But in another highly controversial project, Enron routed a gas pipeline through tropical forests in Bolivia. Twenty-five members of Congress wrote to the U.S. Overseas Private Investment Corporation ("OPIC") opposing Enron's project. Meanwhile, media such as the Financial Times ("Pipelines under fire," 03/09/99) and Latin America Regional Reports ("Enron Struggles to Allay Environmental Objections," 06/22/99) covered the controversy. Eventually, Enron received OPIC financing for this pipeline, but only after OPIC twice delayed their decision to study environmental issues.

     With respect to human rights, Human Rights Watch published a 1999 report, The Enron Corporation: Corporate Complicity in Human Rights Violations. This report chronicled the development of the Dahbol power project, which was cancelled in 1995 due to political opposition, and renegotiated in 1996. According to Human Rights Watch, Indian activists and representatives of villager's associations organized to oppose the project and were subjected to human rights abuses.

     Similarly, the newswire InterPress Service detailed community opposition to Enron's above mentioned Bolivia pipeline ("Locals Fight Pipeline in Unique Forest" 7/26/99). We believe the lack of local participation in natural resource decisions contributed to the controversies and delays surrounding these two projects.

     We believe that by developing a clear understanding of and policies governing broader environmental and human rights issues, Enron could:

     - help ensure public financing for our company's projects in the future,

     - reduce political and environmental risks of proposed projects,

     - help preserve its reputation as an environmental leader, and

     - avail itself of new business opportunities.

                 ENRON'S RESPONSE TO SHAREHOLDER PROPOSAL FROM
           BRENT BLACKWELDER, PRESIDENT, FRIENDS OF THE EARTH ACTION

     Enron is committed to the protection of human rights and the environment wherever Enron operates. Accordingly, our Board of Directors and senior management have taken key steps to ensure that the appropriate policies exist and are effectively implemented, managed, and monitored. For example, the Board of Directors has taken a leadership role in adopting a Human Rights Policy, as well as a Statement of Environmental, Health, and Safety Principles. These principles emphasize adherence to internationally recognized human rights, as well as the importance of environmental protection, especially in regions where laws and/or respect for these principles may be deficient. These principles also are distributed to our employees and serve as a guide for the conduct of our employees wherever they may work. Enron also has appointed a task force of senior management team members whose mission is to launch a formalized corporate responsibility program.

     Because Enron strives to make a positive impact in the communities in which it operates, Enron is dedicated to engaging in constructive dialogue with affected and interested parties including shareholders, customers, employees, society, and business partners. Further Enron is committed to measuring, assessing, and enhancing our human rights, biodiversity, and overall sustainability performance. In addition, Enron currently is evaluating the most appropriate and effective method for strengthening its current communication efforts with respect to human rights and environmental performance.

     Because of Enron's dedication to principled business leadership, it has taken proactive steps to address concerns about its activities at Cuiaba and Dabhol, respectively. For instance, from the inception of the Cuiaba pipeline project, Enron worked with local and global organizations and project partners to apply and adhere to certain principles guiding it's conduct in the community. These principles include (1) a commitment to sustainable development, (2) the implementation of a high quality mitigation plan to address the areas directly impacted by the pipeline right-of-way, (3) a commitment to work with the Bolivian government, OPIC, indigenous organizations, and environmental organizations, and (4) an invitation to interested and affected parties to monitor our activities and provide recommendations to make this project a success for all parties involved. With respect to Enron's activities in India, Enron does not tolerate human rights abuses by employees or contractors. While Enron respects the mission of Human Rights Watch, Enron does not feel that its report on the Dabhol Power Project is accurate. The report refers to peaceful protests, when, in fact, the reason the police were positioned near our site is that there have been many acts of violence against our employees and contractors. In addition, Enron feels that it's efforts to develop positive relations with the community were not reflected in the report.

     While Enron respects the intent of the Friends of the Earth Action proposal, Enron believes that its current policies and practices, as well as its future plans to strengthen our corporate responsibility initiative reflect Enron's attention and dedication to these issues. Enron maintains that it already has policies in place and will continue to develop policies addressing these issues, and is currently fulfilling the spirit and intent of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "AGAINST" THIS PROPOSAL.

                                    ITEM 4.

                SHAREHOLDER PROPOSAL FROM DR. JULIA M. WERSHING

     WHEREAS top executives receive considerable increases in compensation packages even when stockholder return is mediocre or poor.

     WHEREAS comparison with compensation packages for officers of other companies, regardless of comparative performances, is a poor criteria for determining executive pay.

     WHEREAS share or option grants act more as a bonus than as an effective incentive to performance.

     WHEREAS excessively high stock option grants, LTIP's and SAR's tend to dilute stockholder value and disenfranchise the small stockholder.

     WHEREAS performance soars when executive pay is based on strict shareholder-value measures, according to a PricewaterhouseCoopers study as quoted in the August 1999 issue of Director's Alert. Directors basing executive pay on strict shareholder-value measures saw a 48% annual return over the past 3 years, the study reports. That's more than double the 22.3% return of the Standard & Poor's 1500 Super Index over the same period.

     RESOLVED total executive compensation (including base salary, bonuses, other annual compensation, restricted or unrestricted stock awards, stock options, LTIP's, SAR's, etc.) be related directly to shareholder return and any existing executive compensation plan be amended accordingly, and further

     RESOLVED that executives' total compensation be reduced in proportion to a decrease in shareholder return.

      ENRON'S RESPONSE TO SHAREHOLDER PROPOSAL FROM DR. JULIA M. WERSHING

     The Board of Directors believes the proposal submitted by Dr. Wershing is inaccurate as it relates to the Company's executive compensation programs and implies deficiencies in the Company's policies that do not exist. The proposal is also too vague to serve as an appropriate subject for shareholder action, since it does not specify the components of performance that would be employed to determine "total shareholder return". The Company's executive compensation policies and practices already provide for a direct linkage between the Company's performance for its shareholders and executive compensation, as is thoroughly explained in the Report from the Committee.

     In order to assure that executive compensation is tied to performance, a majority of total compensation is placed at risk, tied both to Enron absolute performance relative to operating and financial targets and to Enron stock price performance relative to the S&P 500 group of companies. The Committee believes that the present plan design assures that management will continue to strive to increase shareholder value and that no fundamental changes to the existing arrangements are necessary. The Committee also believes the appropriateness of its current compensation plan design is evidenced by the consistent increase in shareholder value from 1990 to 1999, during which time a shareholder who invested $100 in Enron Common Stock would have received $789 in share price appreciation including dividends, or a 689% increase in value, compared to share price appreciation including dividends of 423% for the S&P 500 and 262% for industry peers, respectively. From 1999 performance, Enron's share price appreciation was 58% as compared to 21% and 7% for the S&P 500 and industry peers, respectively. Enron's outstanding shareholder return is also evidenced by three stock splits since 1991 and an average increase in earnings per share over the past two years of more than 16%.

     The Committee analyzes external market data annually to establish recommended targets for short-term cash incentives as well as long-term stock grants to ensure that Enron retains and awards key executives who directly influence these exceptional returns to shareholders. Enron believes this approach has played a large role in the Company's success to date. The Committee works closely with Towers Perrin, a leading executive compensation consulting firm, in setting compensation philosophy and design to ensure that the most competitive programs are in place.

     The Enron Corp. Annual Incentive Plan, a plan approved by shareholders, is a short-term compensation program driven by financial and operating performance. Payouts are directly linked to company performance. If Enron fails to meet its earnings targets, bonus payouts are adversely impacted, as occurred with respect to bonuses paid to top officers based on 1997 earnings and stock price performance.

     The Enron Corp. Executive Compensation Long-Term Incentive Program, created under the provisions of the 1991 Enron Corp. Stock Plan, provides long-term grants in the form of stock options and restricted stock. In May, 1999, Enron shareholders approved an amendment to the 1991 Enron Corp. Stock Plan which authorizes the award of an additional ten million shares of common stock for executive grants over the next several years. This plan is an important component of the Committee's compensation structure and has already received the approval of Enron's shareholders. Finally, Dr. Wershing's proposal fails to identify any deficiencies in Enron's performance justifying a change in Enron's compensation programs, rather it speaks only in terms of purported increases in shareholder returns enjoyed by unspecified companies having compensation plans based on unspecified shareholder value measures. The proposal makes no attempt to relate these concerns to Enron or its financial or stock market performance. Therefore, the Board of Directors believes it is inappropriate to ask shareholders to alter current compensation programs without a clear idea of the specific deficiencies sought to be remedied.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "AGAINST" THIS PROPOSAL.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 2001 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Voting Stock of Enron intended to be presented to the Annual Meeting of Shareholders of Enron to be held in 2001 must be received by Enron, addressed to Rebecca C. Carter, Senior Vice President, Board Communications and Secretary ("the Secretary"), 1400 Smith Street, Houston, Texas 77002, no later than November 28, 2000, to be included in the Enron proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules described in the preceding paragraph, Enron's bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of Enron to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices, 1400 Smith Street, Houston, Texas 77002, on or before November 28, 2000. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business,
(iii) the acquisition date, the class and the number of shares of Voting Stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in Enron's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

PROPOSALS FOR 2000 ANNUAL MEETING

     The date for delivery to, or receipt by, Enron of any notice from a shareholder of Enron regarding business to be brought before the 2000 Annual Meeting of Shareholders of Enron was December 1, 1999. Enron has received notices from its shareholders that Enron is required to include in this proxy statement.

NOMINATIONS FOR 2001 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice shall be delivered to or mailed and received at Enron's principal executive offices, 1400 Smith Street, Houston, Texas 77002,
(i) with respect to an election to be held at the Annual Meeting of Shareholders of Enron, or before November 28, 2000, and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder. In the event a person is validly designated as nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

NOMINATIONS FOR 2000 ANNUAL MEETING

     The date for delivery to, or receipt by, Enron of any notice from a shareholder of Enron regarding nominations for directors to be elected at the 2000 Annual Meeting of Shareholders of Enron was December 1, 1999. Enron has not received any notices from its shareholders regarding nominations for directors to be elected at the 2000 Annual Meeting of Shareholders.

                                    GENERAL

     As of the date of this proxy statement, the management of Enron has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by Enron. In addition to solicitation by use of the mails, certain officers and regular employees of Enron may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Voting Stock held of record by such persons, and Enron will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Enron has retained a proxy soliciting firm, Corporate Investor Communications, Inc., to assist in the solicitation of proxies and will pay a fee of approximately $7,000 plus reimbursement of expenses.

                                            By Order of the Board of Directors

                                            REBECCA C. CARTER
                                            Senior Vice President,
                                            Board Communications and Secretary

Houston, Texas
March 28, 2000

                                  [ENRON LOGO]

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.
    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals
    1 and 2 and AGAINST proposals 3 and 4.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposals 1 and 2 and AGAINST proposals 3 and 4.
--------------------------------------------------------------------------------
                      FOR     WITHHELD
1.Election of         [ ]        [ ]
  Directors.
  (see reverse)

For, except vote withheld from the following nominee(s):


-------------------------------------------------------------
                        FOR     WITHHELD     ABSTAIN
2.Ratification of       [ ]        [ ]         [ ]
  appointment of
  independent
  accountants.

3.Shareholder           [ ]        [ ]         [ ]
  proposal from
  Brent Blackweider,
  President, Friends
  of the Earth
  Action.

4.Shareholder proposal  [ ]        [ ]         [ ]
  from Dr. Julia M.
  Wershing.

5.In the discretion of      Change of Address/ [ ]
  the proxies named         Comments on
  herein, the proxies       Reverse Side
  are authorized to
  vote upon other
  matters as are
  properly brought
  before the meeting.



                                        All as more particularly described in
                                        the Proxy Statement relating to such
                                        meeting, receipt of which is hereby
                                        acknowledged.

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.


                                        ----------------------------------------


                                        ----------------------------------------
                                        SIGNATURE(S)              DATE


                             *FOLD AND DETACH HERE*

                                                          THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

[ENRON LOGO]
ENRON CORP.

             IF YOU NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS:

o  DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS

o DIRECT DEPOSIT - HAVE YOUR ENRON CORP. QUARTERLY DIVIDENDS ELECTRONICALLY DEPOSITED INTO YOUR CHECKING OR SAVINGS ACCOUNT ON DIVIDEND PAYMENT DATE. (No more worries about late or lost dividend checks.) Call (800) 870-2340 to enroll.

o DIVIDEND REINVESTMENT - HAVE YOUR ENRON CORP. QUARTERLY DIVIDENDS REINVESTED IN THE PURCHASE OF ADDITIONAL SHARES OF ENRON CORP. COMMON STOCK WITH NO COMMISSION OR SERVICE CHARGE FOR THE PURCHASE OF THE SHARES FOR RECORD HOLDERS AND A FEE OF $15 PLUS 12 CENTS PER SHARE TO SELL SHARES. (There is no charge to have shares delivered to you in certificate form.)

o CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder.)

           JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3111 OR (201) 324-1225
                                 OR WRITE TO:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                            A DIVISION OF EQUISERVE
                                 P.O. BOX 2500
                           JERSEY CITY, NJ 07303-2500

                            http://www.equiserve.com

                 FOR EARNINGS INFORMATION, CALL (800) 808-0363

                                     PROXY

[ENRON LOGO]                      ENRON CORP.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENRON CORP.
                       FOR ANNUAL MEETING ON MAY 2, 2000

     The Undersigned hereby appoints Kenneth L. Lay, James V. Derrick, Jr., and Rebecca C. Carter, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of Enron Corp. ("Enron") to be held at 10:00 a.m. Houston time on Tuesday, May 2, 2000, in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas St., Houston, Texas, or at any adjournment thereof, and to vote at such meeting the shares of stock of Enron that the undersigned held of record on the books of Enron on the record date for the meeting.

ELECTION OF DIRECTORS, NOMINEES:
Robert A. Belfer, Norman P. Blake, Jr., Ronnie C. Chan, John H. Duncan, Wendy
L. Gramm, Ken L. Harrison, Robert K. Jaedicke, Kenneth L. Lay, Charles A. LeMaistre, Rebecca Mark-Jusbasche, John Mendelsohn, Jerome J. Meyer, Paulo V. Ferraz Pereira, Frank Savage, Jeffrey K. Skilling, John A. Urquhart, John Wakeham, Herbert S. Winokur, Jr.

                          (change of address/comments)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
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